Exhibit 99.1

NEWS RELEASE
Contact: Jerri Fuller Dickseski jerri.dickseski@hii-co.com 757-380-2341

Victoria D. Harker Joins

Huntington Ingalls Industries Board of Directors

NEWPORT NEWS, Va. (Aug. 13, 2012) — Huntington Ingalls Industries (NYSE: HII) announced today that Victoria D. Harker has been elected to its board of directors.

Harker is currently the chief financial officer for Gannett, an international media and marketing solutions company, having recently joined the company on July 23. She previously served as CFO and president of global business services of the AES Corp., a multinational power company. Before joining AES, she was the acting CFO and treasurer of MCI from November 2002 through January 2006 and CFO of MCI Group, a unit of World Com Inc., from 1998 to 2002. Prior to this, she held several positions at MCI in finance, information technology and operations.

“We are very pleased to welcome Victoria to the board of HII,” said Thomas B. Fargo, chairman of the board. “Her corporate financial background, demonstrated understanding of large industrial markets, and board experience will be instrumental as we work to continue to create value for our shareholders, customers and employees. She joins an excellent group of directors at HII, and we look forward to working with her.”

Harker received a bachelor’s degree in English with a concentration in economics from the University of Virginia and a master’s degree in business administration from American University. She currently serves on the board of directors of Xylem, Inc., which was a spin off from ITT Corp. in 2011, and Darden Restaurants, Inc. She was recently appointed by Virginia Gov. Bob McDonnell to serve on the University of Virginia’s Board of Visitors.

Huntington Ingalls Industries (HII) designs, builds and maintains nuclear and non-nuclear ships for the U.S. Navy and Coast Guard and provides after-market services for military ships around the globe. For more than a century, HII has built more ships in more ship classes than any other U.S. naval shipbuilder. Employing nearly 38,000 in Virginia, Mississippi, Louisiana and California, its primary business divisions are Newport News Shipbuilding and Ingalls Shipbuilding. For more information, visit:

•	HII on the web: www.huntingtoningalls.com

•	HII on Facebook: www.facebook.com/HuntingtonIngallsIndustries

•	HII on Twitter: twitter.com/hiindustries

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

www.huntingtoningalls.com/media